Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Algonquin Power & Utilities Corp. (the “Company”) for the registration of 25,000,000 shares of its common shares and to the incorporation by reference therein of our report dated March 3, 2022, with respect to the consolidated financial statements of the Company as at and for the years ended December 31, 2021 and December 31, 2020 and our report dated March 3, 2022 with respect to the effectiveness of internal control over financial reporting of the Company as at December 31, 2021 included in the Annual Report on Form 40-F filed on March 4, 2022 with the Securities and Exchange Commission.

/s/Ernst & Young LLP
Chartered Professional Accountants
Licensed Public Accountants
Toronto, Ontario
March 24, 2022